Exhibit 21.1

Subsidiaries

Subsidiary(1)	Jurisdiction of Incorporation or Organization
SmartStop Self Storage Operating Partnership, L.P.	Delaware

(1)	Does not include subsidiaries of the above-listed entity, which holds the Registrant’s property investments.